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                                                                     Exhibit 5


DAY, BERRY & HOWARD LLP                            CityPlace I
                                                   Hartford
                                                   Connecticut 06103-3499
                                                   Telephone (860) 275-0100
COUNSELLORS AT LAW                                 Facsimile (860) 275-0343
HARTFORD, STAMFORD AND BOSTON                      Internet mfhalloran@dbh.com

Michael F. Halloran                 August 2, 1999
(860) 275-0127



Northeast Utilities
174 Brush Hill Avenue
West Springfield, MA  01089

     Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to Northeast Utilities ("Northeast"), a voluntary association organized under the laws of Massachusetts, in connection with the proposed merger (the "Merger") whereby Yankee Energy System, Inc. ("Yankee") will become a wholly-owned subsidiary of Northeast pursuant to an Agreement and Plan of Merger dated as of June 14, 1999 between Northeast and Yankee (the "Merger Agreement").

     In rendering our opinion, we have reviewed Northeast's Declaration of Trust, as amended to date, the Merger Agreement, resolutions of the Board of Trustees of Northeast, the Registration Statement on Form S-4 of Northeast (the "Registration Statement") relating to the Common Shares (and related Common Share Purchase Rights) of Northeast to be issued in connection with the Merger ("the NU Common Shares"), the minutes of various meetings of the shareholders and Board of Trustees of Northeast to date, and have examined or caused to be examined such other papers, documents and records, have made such examination of law and have satisfied ourselves as to such other matters as we deemed relevant and necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Northeast. The opinions set forth herein are based on the laws of the Commonwealth of Massachusetts, and no opinion is expressed as to the laws of any other jurisdiction.

     Based upon the foregoing, we are of the opinion that at such time as (i) the issue and sale of the NU Common Shares has been duly authorized by the Board of Trustees, (ii) there are in effect appropriate orders of the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Public Utility Holding Company Act of 1935 and of the Connecticut Department of Public Utility Control and (iii) the NU Common Shares have been issued upon

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DAY, BERRY & HOWARD LLP

Northeast Utilities
August 2, 1999
Page 2

consummation of the Merger as contemplated in the Merger Agreement, the NU Common Shares will be validly issued, fully paid and nonassessable common shares of Northeast.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Proxy Statement-Prospectus contained therein. In giving this consent we do not thereby admit that we are in the category of persons whose consent is requested under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                /s/ Day, Berry & Howard LLP
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                                DAY, BERRY & HOWARD LLP